EXHIBIT 10.2

                          MARKETING SERVICES AGREEMENT

     This Marketing Services Agreement (the "Agreement"), effective the 21st day of July, 2005 ("Effective Date"), is by and between Alabama Tissue Center, Inc., also known as Regeneration Technologies, Inc. - Cardiovascular ("ATC"), an Alabama corporation, having its principal place of business at 201 London Parkway, Suite 300, Birmingham, Alabama, 35211 and ATS Medical, Inc. ("ATS MEDICAL"), a Minnesota corporation, having its principal place of business at 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447.

     WHEREAS, ATC owns and uses valuable proprietary processes, methods, trade secrets and other intellectual properties related to human donor tissue processing, and distributes the resulting human cardiovascular allograft tissue ("Cardiovascular Tissue") for use by physicians in implant procedures around the world;

     WHEREAS, ATS MEDICAL wishes to provide marketing services for ATC's Cardiovascular Tissue for use by physicians for implant procedures;

     WHEREAS, ATC desires to appoint ATS MEDICAL, and ATS MEDICAL wishes to accept appointment, as the exclusive marketing services representative of the Cardiovascular Tissues within a defined territory and field of use as set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

** The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.
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I.   DEFINITIONS

The following definitions shall apply throughout this Agreement:

     1.1 "Cardiovascular Tissue" shall mean allograft tissues for use in the Field of Use.

     1.2 "Field of Use" shall mean any cardiovascular procedures for cardiovascular surgery or vascular surgical procedures.

     1.3 "Territory" shall mean North America.

     1.4 "Customers" shall mean patients, doctors, hospitals and clinics within the Territory and Field of Use.

     1.5 "Processed Tissue" shall mean Cardiovascular Tissue processed by ATC for marketing by ATS MEDICAL to customers in the Territory and Field of Use, as identified on Exhibit "A" attached hereto.

     1.6 "Fee" shall mean a reimbursement paid to ATC by the Customers for processing, research/development, manufacturing, quality assurance, quality control, storage, handling and maintenance, and transportation charges of Processed Tissue, as identified on Exhibit "A" attached hereto.

     1.7 "Net Invoice Amount" shall mean the total Fee billed to Customers per shipment, less transportation charges and discount.

     1.8 "Service Compensation" shall mean compensation to be paid to ATS MEDICAL by ATC, and computed as a percentage of the Net Invoice Amount.

     1.9 "Minimum Performance Level" shall mean total orders received by ATC for Processed Tissue that are at least ninety percent (90%) of the aggregate standard list price of Processed Tissue existing in ATC's inventory on the last day of the quarter.


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     1.10 "Quarterly Order Performance Level" shall mean the total orders received from Customers for Processed Tissue to be computed on the last day of each quarterly period.

     1.11 "ATC Intellectual Property" shall mean ATC's confidential and proprietary process, methods, patents, pending patents, trademarks, copyrights, trade secrets, know-how, techniques, data, training materials, or other intellectual properties developed, used, or owned by ATC.

     1.12 "Confidential Information" shall mean ATC Intellectual Property, as well know-how, trade secrets, and other proprietary or confidential information of either party, including, in the case of ATS MEDICAL, names of physicians, hospitals or other health care providers solicited by ATS MEDICAL on behalf of ATC, excluding information which:

          (a) was already in the possession of receiving party prior to its receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with reasonable documentary proof thereof);

          (b) is or becomes part of the public domain by reason of acts not attributable to the receiving party;

          (c) is or becomes available to receiving party from a source other than the disclosing party which source, to the best of receiving party's knowledge, has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the disclosure party with respect thereto;

          (d) is made available by the disclosing party to a third party unaffiliated with the disclosing party on an unrestricted basis;


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          (e) is independently developed by the receiving party completely without reference to any Confidential Information of the disclosing party, as evidenced by the receiving party's written records; or

          (f) has been or must be publicly disclosed by reason of legal accounting or regulatory requirements beyond the reasonable control, and despite the reasonable efforts of the receiving party.

     1.13 "FDA" shall mean the United Stated Department of Health and Human Services, Food and Drug Administration, or any successor agency.

     1.14 "NOTA" shall mean the National Organ Transplant Act (42 U.S.C.Section 273 et seq.), as amended.

     1.15 "AATB" shall mean American Association of Tissue Banks.

II.  RIGHTS GRANTED

     2.1 Subject to the terms and conditions contained herein, ATC hereby grants ATS MEDICAL the exclusive right to market the Processed Tissue within the Field of Use and Territory.

     2.2 Nothing contained herein shall prevent or prohibit ATC or a third party designated by ATC from marketing or distributing the Processed Tissue outside the Territory or Field of Use.

     2.3 The exclusive rights granted to ATS MEDICAL hereunder are contingent upon ATC receiving firm orders for Processed Tissue at or above the Minimum Performance Level to be measured on a quarterly basis throughout the term of this Agreement.


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     2.4 Notwithstanding the foregoing, and on the last day of any quarterly period during the term of this Agreement, if ATS MEDICAL's Quarterly Order Performance Level is below the Minimum Performance Level, ATC will deliver a letter of warning to ATS MEDICAL.

     2.5 In the event ATS MEDICAL fails to fulfill orders at or above the Minimum Performance Level for two (2) consecutive quarters, ATC will notify ATS MEDICAL in writing of such failure. In such event, and if ATC delivers all of the foregoing notices to ATS MEDICAL, ATC shall have the right to declare this Agreement non-exclusive or terminate it in accordance with Section VIII herein.

     2.6 From time to time and upon the request by ATC, the Parties shall meet to discuss the status of ATC's Inventory and mutually develop strategies to reduce such inventory.

     2.7 ATC will provide ATS MEDICAL with data at the end of each month reporting the level of inventory available for distribution for the following month. In the event any Processed Tissue remains in inventory for a period of six (6) months, ATS MEDICAL and ATC will mutually agree on reducing the Fee for those respective Processed Tissue or ATC may be allowed to use the Processed Tissue in research if applicable.

     2.8 If ATC processes any new Cardiovascular Tissue after the date of this Agreement, it shall promptly notify ATS MEDICAL of such new Cardiovascular Tissue and the associated Fee. ATS MEDICAL will have the right to add such new Cardiovascular Tissue to this Agreement by giving written notice to ATC within thirty (30) days, and Exhibit A shall be appropriately amended.

     2.9 If ATC decides to pursue the marketing of Processed Tissue, whether directly or through a third party, in any geographic area outside of the Territory, ATC shall promptly notify ATS MEDICAL of the geographic area that ATC intends to pursue. ATS MEDICAL will have


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the right to negotiate for the addition of such geographic area to this
Agreement by giving written notice to ATC within thirty (30) days. ATC shall not grant any third party the right to market Processed Tissue outside the Territory without first complying with this Section 2.9.

III. TERMS OF MARKETING SERVICES

     3.1 Processed Tissue shall be marketed pursuant to this Agreement and, except as otherwise expressly agreed by ATC in advance and in writing, this Agreement shall control all aspects of the dealings between ATC and ATS MEDICAL with respect to the Processed Tissue.

     3.2 ATC shall use commercially reasonably efforts to promptly ship Processed Tissue directly to Customers as instructed by ATS MEDICAL, subject to the availability of Cardiovascular and Processed Tissue. All orders, however, are subject to acceptance by ATC, and ATC shall be under no obligation to accept such order received.

     3.3 ATS MEDICAL will provide ATC with the name, address and contact information for the customers to which ATC is directed to ship and invoice Processed Tissue.

     3.4 ATC shall be responsible for all billing and collections. ATC shall promptly invoice the Customer for the applicable Fee of the Processed Tissue ordered, payable net thirty (30) days.

     3.5 The Fee Schedule, attached hereto as Exhibit "A", is subject to change at the sole discretion of ATC, provided that ATC provides ATS MEDICAL at least thirty (30) days advance written notice.

     3.6 ATS MEDICAL shall be paid a Service Compensation for all Processed Tissue orders invoiced by ATC prior to the termination date of this Agreement, in accordance with the terms hereunder.

          3.6.1 **


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          3.6.2 Service Compensation shall be paid monthly as set forth in
Section III herein, but shall only be considered "earned" by ATS MEDICAL upon ATC's receipt of the Fee due for the respective Processed Tissue Shipment.

     3.7 ATC shall provide a listing of all past due accounts to ATS MEDICAL at the end of each month, and ATS MEDICAL shall use reasonable efforts to assist ATC in the collection of all past due accounts.

          3.7.1 In the event that ATC is unable to collect a Fee from a Customer within ninety (90) days of the respective Processed Tissue shipment, ATC shall deduct the amount of such Service Compensation originally paid to ATS MEDICAL from the Service Compensation next or currently due to ATS MEDICAL.

          3.7.2 In the event, and only in such event, that within twelve (12) months from the original ship date of such unpaid Processed Tissue shipment, the respective payment is collected, ATC shall reissue the respective Service Compensation to ATS MEDICAL.

     3.8 ATC shall provide ATS MEDICAL with a monthly statement of ATS MEDICAL activity for all Processed Tissue shipped in the previous month, within thirty
(30) days after the end of such month. Such statement shall include an itemization of shipments as to Processed Tissue type, quantities shipped and invoiced amounts, by Customer, and the calculated Service Compensation due. Payment for the Service Compensation reflected on such statement shall be made in conjunction with transmission of the statement.

     3.9 The Parties shall conduct weekly status calls to coordinate and maximize marketing and distribution of Processed Tissue.


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
IV.  GENERAL DUTIES OF ATC

     4.1 For the term of this Agreement, ATC shall maintain any and all AATB and local, state, federal, and other governmental licenses, certifications and registrations required for processing and distributing the Processed Tissue.

     4.2 ATC shall at all times conduct itself and all activities performed under this Agreement in full compliance with all applicable federal, state and local laws, rules, regulations and standards relating to the processing and marketing of human tissue including, as applicable, regulations promulgated by the FDA, NOTA, as amended from time to time, and AATB standards.

     4.3 ATC or an affiliate of ATC will obtain all required consents from tissue donors for Processed Tissue. ATC will ensure that donors processed are screened according to suitability criteria as set forth by the AATB and applicable Federal regulations. ATC will perform serologic, bacterial and microbiological testing on all donor tissue processed in accordance with AATB standards and/or applicable U.S. federal regulations.

     4.4 ATC will cooperate with ATS MEDICAL in providing for effective training and education to ATS MEDICAL and Customers with respect to the Processed Tissue throughout the Territory and Field of Use.

V.   GENERAL DUTIES OF ATS MEDICAL

     5.1 ATS MEDICAL shall use commercially reasonable efforts to promote, market and solicit orders for Processed Tissue to Customers in the Territory in the Field of Use including generation of necessary marketing materials and literature, with the content of such marketing materials and literature being subject to the final approval of ATC.


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     5.2 ATS MEDICAL will engage in marketing and distribution promotion activities in which Processed Tissue shall be designated by their correct names and identified as Cardiovascular Tissue processed by ATC being marketed by ATS MEDICAL.

     5.3 ATS MEDICAL will maintain a qualified marketing organization for the Processed Tissue in the Territory.

     5.4 For the term of this Agreement, ATS MEDICAL shall maintain any and all local, state, federal, and other governmental licenses, certifications and registrations required for marketing the Processed Tissue.

     5.5 ATS MEDICAL shall at all times conduct itself and all activities performed under this Agreement in full compliance with all applicable federal, state and local laws, rules, regulations and standards relating to the marketing of Cardiovascular Tissue including those of any jurisdiction where ATS MEDICAL may be engaged in activities pursuant to this Agreement and including, as applicable, regulations promulgated by the FDA, as well as NOTA and AATB standards.

     5.6 ATS MEDICAL personnel and representatives shall make commercially reasonable efforts to be adequately trained regarding the Processed Tissue.

     5.7 ATS MEDICAL agrees to participate in a training session at a mutually agreed location within one month of the Effective Date herein, or at a mutually agreed upon time. ATS MEDICAL and ATC will jointly agree on the timing, location and content of any supplemental


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training and education sessions that may be necessary or appropriate for ATS
MEDICAL'S representatives related to the marketing of Processed Tissue.

     5.8 ATS MEDICAL shall provide ATC with a written, non-binding, annual orders forecast, broken down by quarter, as requested by ATC.

     5.9 ATS MEDICAL shall not alter, modify, create, publish or distribute any advertisement or literature of any kind which represents an ATC Processed Tissue or which bears the ATC logo without prior review and written approval by the General Manager of ATC or their designate. ATS MEDICAL agrees to permit ATC to review all of ATS MEDICAL's promotion and advertising material for the Processed Tissue prior to use. ATS MEDICAL shall not use and shall withdraw and retract any promotion or advertising that ATC finds unsuitable for any reason, or would otherwise cause a breach of the terms of this Agreement.

     5.10 ATS MEDICAL will assist ATC in assessing customer requirements for Cardiovascular Tissue and in developing modifications and improvements of the Processed Tissue, with a view towards maximizing the potential market for Processed Tissue in the Territory. ATS MEDICAL will keep ATC fully informed of all governmental, commercial, and competitive activities or plans that could or do affect the market for Processed Tissue in the Territory.

     5.11 ATS MEDICAL will refer to ATC for direct action with respect to any orders or inquiries for Processed Tissue from Customers outside of the Territory or which involve non-standard versions of the Processed Tissue.

     5.12 ATS MEDICAL shall be responsible for all expenses incurred by it in connection with the implementation and performance of its duties and obligations under this Agreement including, but not limited to, costs and expenses associated with establishing and maintaining its


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sales and marketing organization and offices, advertising and promotion expenses, and any and all taxes, duties, tariffs or charges which may be imposed on ATS MEDICAL.

     5.13 ATS MEDICAL shall diligently endeavor to train and educate Customers with respect to the Processed Tissue in conformity with ATC's established training and education policies and programs. ATS MEDICAL agrees to provide appropriate educational services to Customers and potential Customers, including, but not limited to, surgeons, hospital personnel, customer support staff and potential recipient or customer groups, regarding applications of Processed Tissue within the Field of Use in the Territory. Such services shall include education on Processed Tissue design and use, as well as ordering, delivery and stocking procedures.

     5.14 ATS MEDICAL shall assist ATC through their contacts at healthcare facilities and medical institutions, in identifying potential new sources of recovered Cardiovascular Tissue. ATS MEDICAL will work cooperatively with ATC to develop programs at healthcare facilities and medical institutions to increase cardiovascular tissue recovery opportunities.

     5.15 ATS MEDICAL will assist ATC in responding to Donor family information requests.

     5.16 ATS MEDICAL shall not make any contracts or commitments on behalf of ATC nor make any warranties or other representations regarding the Processed Tissue other than those authorized herein or by the General Manager of ATC in a separate writing.

     5.17 ATS MEDICAL shall conduct its business in a manner that will reflect favorably on ATC and shall not engage in any deceptive, misleading, illegal or unethical business practices.


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
VI.  NOTICE OF CUSTOMER COMPLAINTS OR REJECTION POLICIES

     6.1 ATS MEDICAL shall instruct Customers to comply with the "Return Instructions" set forth in Exhibit B attached hereto and agrees that its Service Compensation under this Agreement may be affected by customer returns controlled by the Return Instructions.

     6.2 ATS MEDICAL also agrees to promptly notify ATC of any alleged defects in the Processed Tissue of which ATS MEDICAL becomes aware and to instruct Customers to return such defective Processed Tissue to ATC in accordance with Exhibit B attached hereto.

     6.3 Upon ATC's confirmation that such alleged defects existed at the time ATC shipped such Processed Tissue, ATC shall reimburse the Customer for the return shipment expense and, at ATC's sole option, either replace the Processed Tissue or make an appropriate adjustment to the Customer's invoice.

     6.4 ATS MEDICAL shall promptly notify ATC of any known Customer complaints or reports of alleged adverse reactions regarding Processed Tissue.

     6.5 ATS MEDICAL shall provide reasonable assistance in complaint investigation as requested by ATC.

VII. INTELLECTUAL PROPERTY RIGHTS, CONFIDENTIALITY AND RESTRICTIVE COVENANTS

     7.1 In connection with the performance of this Agreement, ATS MEDICAL will have access to ATC Intellectual Property. ATS MEDICAL agrees that all ATC Intellectual Property will remain the exclusive property of ATC and any improvements, modifications, advancements to, and any invention, product, or process based upon or derived from the ATC Intellectual Property or any other ATC confidential or proprietary information disclosed to ATS MEDICAL shall be the sole and exclusive property of ATC, and ATS MEDICAL expressly disclaims any right, title and interest in same.


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     7.2 If ATS MEDICAL learns of the infringement or likely infringement of any
ATC patent or pending application, which relates to the Processed Tissue, ATS MEDICAL shall promptly provide ATC with written notice within ten (10) days of such discovery of infringement or likely infringement along with reasonable evidence of the same.

     7.3 Nothing in this Agreement shall be construed as (i) a warranty or representation by ATC as to the validity, enforceability or scope of any ATC patent; (ii) a warranty or representation that anything made, used, distributed, or otherwise disposed of pursuant to this Agreement is or will be free from infringement of patents or other intangible rights of third parties; (iii) a requirement that ATC shall file any patent application, secure any patent, or maintain any patent in force; (iv) an obligation on ATC to bring or prosecute actions or suits against third parties for infringement of ATC patents; (v) an obligation to furnish any technical information except as specifically provided herein; or (vi) a granting by implication, estoppel or otherwise, any license or rights under patents, trade secrets, know-how, copyrights, or other intangible rights of ATC other than those specifically set forth herein; provided, however, that the foregoing disclaimer shall not limit ATC's obligations under Section 10.1.

     7.4 Each party agrees, during the term of this Agreement and for a period of five (5) years thereafter, not to use any Confidential Information for any purpose other than as permitted or required for performance by such party under this Agreement and not to disclose or provide any Confidential Information to any third party and to take all reasonably necessary measures to prevent any such disclosure by its employees, agents, contractors or consultants. Upon request of the other party or expiration or termination of this Agreement, each party shall return all such Confidential Information to the other party.


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     7.5 So long as ATS MEDICAL'S rights under this Agreement are exclusive in the Territory, ATS MEDICAL will not, directly or indirectly, distribute, market, or distribute or market on behalf of, or be financially involved with, any business engaged in the procurement, processing, or marketing of allograft tissue in the Field of Use.

     7.6 During the term of this Agreement and for a period of one (1) year after expiration or termination of this Agreement, neither party will, directly or indirectly, solicit for employment any person who was employed by the other party during the preceding one-year period; provided, however, that this provision shall not prevent (a) hiring any such person who responds to a media advertisement or to a non-directed executive search inquiry; or (b) solicitations by general advertisement and other solicitations not specifically directed toward employees of the other party.

     7.7 ATS MEDICAL will not use, authorize or permit the use of, the name "Alabama Tissue Center, Inc.", "ATC", Regeneration Technologies, Inc. - Cardiovascular", "RTI-CV", or any other trademark or trade name owned by ATC or its corporate or business name in any way without the prior written approval of ATC. ATS MEDICAL shall not contest the right of ATC to exclusive use of any trademark or trade name used or claimed by ATC. ATC will not use, authorize or permit the use of, the name "ATS Medical, Inc.", "ATS" or any other trademark or trade name owned by ATS MEDICAL or its corporate or business name in any way without the prior written approval of ATS MEDICAL. ATC shall not contest the right of ATS MEDICAL to exclusive use of any trademark or trade name used or claimed by ATS MEDICAL.

VIII. TERM AND TERMINATION

     8.1 The term of this Agreement shall commence on the Effective Date herein and terminate on June 30, 2008, unless otherwise terminated as provided herein. This Agreement


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shall automatically renew for terms of one (1) year until June 30, 2010, unless either party delivers written notice of its intent not to renew the Agreement with such notice delivered to the other party no less than six (6) months prior to renewal date.

     8.2 This Agreement may be terminated:

          (a) by either party due to a material breach by the other party of any of its obligations or covenants herein upon thirty (30) calendar days written notice to the breaching party, but only if the breaching party fails to remedy said breach within thirty (30) calendar days of such written notice;

          (b) by either party promptly upon the insolvency or filing for receivership or bankruptcy by the other party;

          (c) by ATS MEDICAL if ATC elects to convert ATS MEDICAL's right to non-exclusive rights pursuant to Section 2.5; or

          (d) upon mutual written consent of the parties.

     8.3 On termination of this Agreement, ATS MEDICAL shall cease to be an authorized marketing representative for the Processed Tissue. Service Compensation shall be paid for Processed Tissue orders billed by ATC by such termination date within ninety (90) days of termination, subject to the provisions of Section III herein.

     8.4 Following termination of this Agreement:

          (a) ATS MEDICAL will not use the trade name or logo of ATC including, but not limited to the "Alabama Tissue Center, Inc.", "ATC", "Regeneration Technologies, Inc.-Cardiovascular", or "RTI-CV", in any advertising or other printed matter in its possession, under its control, or in any manner; and


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          (b) ATC will not use the trade name or logo of ATS MEDICAL including, but not limited to the "ATS Medical, Inc." or "ATS" in any advertising or other printed matter in its possession, under its control, or in any manner.

IX.  REPRESENTATIONS AND WARRANTIES

     9.1 Each of the parties represents and warrants that (i) its is fully authorized to enter into this Agreement; (ii) its entering into and performance under this Agreement does not violate or breach its corporate documents or any agreement or contract to which it is a party; (iii) there is no claim, demand, action, suite or proceeding or investigation pending or currently threatened against it or any of its affiliates which, if adversely determined, would restrict it from entering into this Agreement and carrying out its obligation under this Agreement; (iv) it has no legal obligation to, and no agreement with, any third party that would prevent this Agreement from being fully implemented in accordance with its terms; and (v) it has not previously granted and will not grant any rights in conflict with the rights granted herein.

     9.2 ATC represents and warrants that it has obtained all certifications or authorizations required by the AATB to process and market Cardiovascular Tissue.

     9.3 The parties hereby acknowledge that NOTA prohibits the acquisition, receipt and transfer of "human organs" (which includes allograft tissue) for "valuable consideration." As used in NOTA, the term "valuable consideration" does not include reasonable costs associated with the removal storage and transportation of a human organ or tissue. The parties agree that any fees and other consideration set forth herein are reasonable amounts with respect to the parties' reasonable costs associated with the services provided pursuant to this Agreement.

     9.4 OTHER THAN ANY WARRANTY EXPRESSLY MADE IN THIS AGREEMENT, ATC MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES


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OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF
MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

X.   INDEMNIFICATION

     10.1 ATC shall indemnify and hold ATS MEDICAL, its directors, officers, agents and employees, harmless from and against any and all losses, damages, liabilities, costs and expenses, including reasonable attorney and court costs, that may result from (a) any demand, claim or litigation brought by a third party and relating to, resulting from or arising out of ATC's breach of any duty, obligation, representation, warranty or covenant herein, (b) the negligence, willful misconduct or fraud of ATC or its personnel in connection with the performance of this Agreement, (c) personal injury (including disease transmission and death) incident to the use of any Processed Tissue, or (d) any claim that processing or marketing of the Processed Tissue infringes intellectual property rights of any third party.

     10.2 ATS MEDICAL shall indemnify and hold ATC, its directors, officers, agents and employees, harmless from and against any and all losses, damages, liabilities, costs and expenses, including reasonable attorney and court costs, that may result from (a) any demand, claim or litigation brought by a third party and relating to, resulting from or arising out of ATS MEDICAL's breach of any duty, obligation, representation, warranty or covenant herein, (b) the negligence, willful misconduct or fraud of ATS MEDICAL or its personnel in connection with the performance of this Agreement, or (c) any statement made


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verbally or in writing by representatives or agents of ATS MEDICAL with respect to the Processed Tissue that expands upon or is inconsistent with the promotional materials reviewed by ATC or other information furnished by ATC or packaged with the Processed Tissue.

     10.3 To receive the foregoing indemnities, the party seeking indemnification must promptly notify the other in writing of a claim or suit and provide reasonable cooperation (at the indemnifying party's expense) and full authority to defend or settle the claim or suit; provided, however, that the failure of an indemnified party to provide prompt notice shall not relieve an indemnifying party of any of its obligations under this Section X except to the extent such indemnifying party is prejudiced by such omission and shall not relieve the indemnifying party from any other obligation or liability that it may have to any indemnified party under this Agreement. The indemnifying party shall have no obligation to indemnify the indemnified party under any settlement made without the indemnifying party's written consent.

XI.  MISCELLANEOUS

     11.1 Relationship. The parties each acknowledge that they are independent contractors with regard to the subject matter hereof. ATS MEDICAL, its agents and employees shall, under no circumstances, be deemed employees, agents or representatives of ATC. Neither ATS MEDICAL nor ATC shall have any right to enter into any contract or commitment in the name of, or on behalf of the other, or to bind the other in any respect whatsoever.

     11.2 Representations/Entire Agreement. Each party acknowledges that no other representation, statement, understanding or agreement, has been made, or exists between the parties, and that neither party has relied on anything done or said or on any presumption in fact or in law, (i) with respect to this Agreement, or to the duration, termination or renewal of this


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Agreement, or with respect to the relationship between the parties, other than as expressly set forth in this Agreement; (ii) that in any way tends to change or modify the terms, or any of them, of this Agreement or to prevent this Agreement becoming effective; or (iii) that in any way affects or relates to the subject matter hereof. This Agreement, including exhibits, constitutes the entire Agreement of the parties with respect to the subject matter herein, and supercedes all prior discussions, negotiations, understandings and agreements between the parties concerning the subject matter hereof, including, but not limited to, the Parties' term sheet dated January 6, 2005.

     11.3 Amendments. Except as otherwise provided herein, this Agreement may be amended only if in writing and signed by both parties.

     11.4 Assignment. Neither party may assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other party, except that either party may assign this Agreement to its successor in connection with a Change in Control of such party or to any affiliate. For purposes of this Agreement, "Change in Control" shall mean (a) the sale of all or substantially all of the assets of a party or the business to which this Agreement relates, (b) a merger of a party into another entity in which the shareholders of such party immediately prior to the merger do not own at least 50% of the voting capital stock of the surviving corporation immediately after the merger, or (c) the acquisition after the Effective Date by another entity or person, or persons, other than an Affiliate, of at least 50% of the outstanding voting capital stock of such party. Any prohibited assignment shall be null and void. All terms and conditions of this Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the parties.


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     11.5 Waiver. Except as expressly provided in this Agreement, waiver by either party, or failure by either party to claim a default, of any provision of this Agreement shall not be a waiver of any subsequent default.

     11.6 Notice. All notices hereunder shall be in writing and given to a party at its respective address or facsimile number specified below. Notice shall be deemed to have been duly given if delivered personally, one day after delivery to a nationally recognized overnight delivery service, charges prepaid, three days after being sent by registered or certified mail, postage prepaid, or when receipt is electronically confirmed if by facsimile or other telegraphic means to the party for whom intended at the address below:

     ATC:                                  ATS MEDICAL, Inc.:

     General Manager                       Vice President of Marketing and
     Alabama Tissue Center, Inc.,          Business Development
     Also known as Regeneration            ATS Medical, Inc.
     Technologies, Inc. - Cardiovascular   3905 Annapolis Lane, Suite 105
     201 London Parkway, Suite 300         Minneapolis, Minnesota 55447
     Birmingham, Alabama 35211             Facsimile: (763) 553-0052
     Facsimile: (205) 934-9219

     With a copy to:
     General Counsel
     Regeneration Technologies, Inc.
     P.O. Box 2650
     11621 Research Circle
     Alachua, Florida 32616-2650
     Facsimile: (386) 418-3608

     Either party may change its address for purposes of this Agreement by giving the other party written notice of such as provided herein.

     11.9 Governing Law/Arbitration. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. Any dispute between the parties arising out of or relating to this Agreement or its breach that cannot be resolved within sixty (60) days of written notice of the existence of a dispute will be resolved in binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and Procedures for Large Complex Commercial Disputes. Unless otherwise agreed to in writing by the parties, a single neutral arbitrator agreeable to both parties will conduct such arbitration, and the arbitrator shall have the authority to award reasonable attorneys' fees and expenses in his or her discretion. Unless otherwise agreed by the parties, such arbitration shall be held in the State of Florida if initiated by ATS MEDICAL and shall be held in the State of Minnesota if initiated by ATC. Judgment upon any arbitration award may be entered in any court of competent jurisdiction. Nothing herein shall preclude a party from seeking an injunction or order requiring performance from any court of competent jurisdiction. Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding. In the event a part or provision of this Agreement is held unenforceable or in conflict with the law affecting consideration to either party, the parties agree to negotiate in good faith the amendment of such part or provision in a manner consistent with the intention of the parties as expressed in this Agreement.

     11.10 Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

     11.11 Insurance. For the term of this Agreement, ATS MEDICAL and ATC will each maintain current comprehensive liability insurance appropriate to the risk involved in the amount of not less than $1,000,000 per occurrence and $10,000,000 aggregate, or in amounts as required by law. Evidence of such coverage will be provided upon request. Written notice of any change or cancellation of such insurance coverage will be provided to the other party within thirty (30) calendar days of said change or cancellation.

     11.12 Force Majeure. The parties shall be excused from performing their obligations under this Agreement if performance is delayed or prevented by any event beyond such Party's reasonable control and without the fault or negligence of the Party seeking to excuse performance, including, but not limited to, acts of God, fire, terrorism, explosion, weather, plague, war, insurrection, civil strife or riots, provided, however, such performance shall be excused only to the extent of and during such disability and such Party makes commercially reasonable efforts to remove the disability. Any Party seeking to excuse or delay performance under this section shall provide detailed written notice to the other Party of the nature and anticipated duration of the delay.

     11.13 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument. This Agreement may be executed and delivered via facsimile.

     11.14 Confidentiality. Neither party shall disclose the terms of this Agreement without the consent of the either party, except as required by applicable law or regulation or rule of a national securities exchange.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.

ATS Medical, Inc.                       Alabama Tissue Center, Inc.


By: /s/ Michael Dale                    By: /s/ Brian K. Hutchison
    ---------------------------------       ------------------------------------
Name: Michael Dale                      Name:  Brian K. Hutchison
                                              ----------------------------------
Title: President and CEO                Title: CEO
                                               ---------------------------------
Date:  June 21, 2005                    Date:  June 29, 2005
      -------------------------------         ----------------------------------

Exhibits Attached:

Exhibit A   Processed Tissue and Applicable Fees
Exhibit B   Return Policy

         EXHIBIT "A" TO MARKETING SERVICES AGREEMENT - PROCESSED TISSUE
                               AND APPLICABLE FEES

 CARDIAC   VALVED AND NON-VALVED CONDUITS
 581006       Aortic Valves - 6MM to 10MM                             **
 581011       Aortic Valves - 11MM to 15MM                            **
 581016       Aortic Valves - 16MM to 17MM                            **
 581021       Aortic Valves - 18MM to 20MM                            **
 581023       Aortic Valves - 21MM to 22MM                            **
 581023       Aortic Valves - 23MM to 34MM                            **
 583001       Aortic Patch - ALL                                      **
 582006       Pulmonic Valve - 6MM to 19MM                            **
 582020       Pulmonic Valve - 20MM to 21MM                           **
 582022       Pulmonic Valve - 22MM to 25MM                           **
 582026       Pulmonic Valve - 26MM to 28MM                           **
 582029       Pulmonic Valve - 29MM to 30MM                           **
 582031       Pulmonic Valve - 31MM to 34MM                           **
 583000       Pulmonic Patch - ALL                                    **
 581200       Descending Aorta - ALL                                  **
 581100       Aortic Non-Valve Conduit - ALL                          **
 584000       Pulmonic Non-Valve Conduit w/ LPA & RPA - ALL           **
 584010       Pulmonary Hemi Arteries - RT w/ cusp                    **
 584020       Pulmonary Hemi Arteries - RT w/o cusp                   **
 584011       Pulmonary Hemi Arteries - LF w/ cusp                    **
 584012       Pulmonary Hemi Arteries - LF w/o cusp                   **

VASCULAR   SAPHENOUS - FEMORALS AND ILIACS
 581401       Veins <17CM - A                                         **
 581402       Veins <17CM - B                                         **
 581403       Veins <17CM - AB                                        **
 581404       Veins <17CM - O                                         **
 581501       Veins 17-29CM - A                                       **
 581502       Veins 17-29CM - B                                       **
 581503       Veins 17-29CM - AB                                      **
 581504       Veins 17-29CM - O                                       **
 581601       Veins 30-49CM - A                                       **
 581602       Veins 30-49CM - B                                       **
 581603       Veins 30-49CM - AB                                      **
 581604       Veins 30-49CM - O                                       **
 581701       Veins 50-68CM - A                                       **
 581702       Veins 50-68CM - B                                       **
 581703       Veins 50-68CM - AB                                      **
 581704       Veins 50-68CM - O                                       **
 581801       Veins > 69CM - A                                        **
 581802       Veins > 69CM - B                                        **
 581803       Veins > 69CM - AB                                       **
 581804       Veins > 69CM - O                                        **
 584000       Femoral Veins - All                           <19CM     **
 584000       Femoral Veins - All                           20-30CM   **
 584100       Femoral Arteries - ALL                        <19CM     **
 584100       Femoral Arteries - ALL                        20-30CM   **
 585000       Aorto Illiac - ALL                                      **

                      SHIPPING COST TO BE ADDED TO INVOICE

Exhibit "B" to Marketing Services Agreement

Return Policy

1.0 Authorization by ATC's Customer Service Department is required for all returns.

2.0 A Return Authorization Number ("RA Number") issued by ATC's Customer Service Department is required to be referenced on all returned packages.

3.0 Returns will be authorized and an RA Number issued only under the following conditions:

     3.1 Return is scheduled by the Customer within time necessary to assure arrival at ATC within shipper validation parameters; and

     3.2  The shipper seal is intact; or

     3.3 The graft is subject of a Customer's complaint including product quality and/or order/shipping error.

4.0 A restocking fee will apply to all non-complaint returns unless waived by ATC prior to issuance of the RA Number.

5.0  An RA Number is valid for five (5) days only for non-complaint returns.